V-ONE CORPORATION

                           CERTIFICATE OF ELIMINATION
                                       OF
               CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

      We, David D. Dawson and Joseph D. Gallagher, the President and Secretary, respectively, of V-ONE Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Company and Section 151(g) of the Delaware General Corporation Law, the Board of Directors on March 4, 1999 adopted the following resolutions for the purpose of eliminating the Certificate of Designation, Preferences and Rights of the Company's Series A Convertible Preferred Stock from the Certificate of Incorporation:

      WHEREAS, the Board of Directors of V-ONE Corporation, a Delaware corporation ("Company"), initially authorized the issuance of an aggregate of 4,000 shares of Series A Convertible Preferred Stock ("Series A Stock") by unanimous written consent dated November 21, 1997;

      WHEREAS, the designations, preferences and rights of the Series A Stock were originally set forth in Certificate of Designations filed with the Secretary of State of Delaware on December 8, 1997 ("Certificate");

      WHEREAS, there are no longer any outstanding shares of the Series A Stock as a result of conversions and redemptions of the Series A Stock;

      WHEREAS, Section 13 of the Certificate provides that shares of Series A Stock that have been converted or redeemed shall return to the status of authorized but unissued Preferred Stock of no designated series; and

      WHEREAS, the Board of Directors of the Company has determined that no further shares of Series A Stock will be issued pursuant to the Certificate; it is

      RESOLVED, that all authorized shares of the Series A Stock be, and they hereby are, cancelled and that all such shares be, and they hereby are, returned to the status of authorized but unissued Preferred Stock of no designated series; and it is


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      FURTHER RESOLVED, that the officers of the Company be, and each acting alone hereby is, authorized and directed on behalf of the Company to prepare, execute and file documents, to amend or modify the same, to pay such fees, and to take such other actions as may be necessary or appropriate for purposes of eliminating from the Certificate of Incorporation of the Company all reference to Series A Stock.

      IN WITNESS WHEREOF, V-ONE Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by David D. Dawson, its President, and attested by Joseph D. Gallagher, its Secretary, this 4th day of March 1999.

                                V-ONE CORPORATION



                                    By: /s/ David D. Dawson
                                        --------------------------
                                        David D. Dawson
                                        President

Attest:


By:  /s/ Joseph D. Gallagher
     ----------------------------
        Joseph D. Gallagher
        Secretary